UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Le Gaga Holdings Limited

(Name of issuer)

ORDINARY SHARES

(Title of class of securities)

521168104

(CUSIP number)

12/31/11

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 521168104	Page 2 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA I, L.P. (“SCC I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3514012
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 201,164,000
(7) Sole dispositive power 0
(8) Shared dispositive power 201,164,000
(9)	Aggregate amount beneficially owned by each reporting person 201,164,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 8.8%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 3 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. (“SCC PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4387549
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 23,112,000
(7) Sole dispositive power 0
(8) Shared dispositive power 23,112,000
(9)	Aggregate amount beneficially owned by each reporting person 23,112,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.0%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 4 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P. (“SCC PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4887879
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 31,139,000
(7) Sole dispositive power 0
(8) Shared dispositive power 31,139,000
(9)	Aggregate amount beneficially owned by each reporting person 31,139,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.4%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 5 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P. (“SCC MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3348112
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6)

Shared voting power

255,415,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I and 31,139,000 shares are directly held by SCC PRIN I. SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

(7) Sole dispositive power 0
(8)

Shared dispositive power

255,415,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I and 31,139,000 shares are directly held by SCC PRIN I. SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

(9)	Aggregate amount beneficially owned by each reporting person 255,415,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 11.1%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 6 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P. (“SCCGF I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0205433
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 79,429,000
(7) Sole dispositive power 0
(8) Shared dispositive power 79,429,000
(9)	Aggregate amount beneficially owned by each reporting person 79,429,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.5%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 7 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P. (“SCCGF PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0577548
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 1,879,000
(7) Sole dispositive power 0
(8) Shared dispositive power 1,879,000
(9)	Aggregate amount beneficially owned by each reporting person 1,879,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 8 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P. (“SCCGF PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 33-1190310
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 9,742,000
(7) Sole dispositive power 0
(8) Shared dispositive power 9,742,000
(9)	Aggregate amount beneficially owned by each reporting person 9,742,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.4%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 9 of 18 Pages

(1)	Names of reporting persons SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I, L.P. (“SCCGF MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0204337
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6)

Shared voting power

91,050,000 shares of which 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

(7) Sole dispositive power 0
(8)

Shared dispositive power

91,050,000 shares of which 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

(9)	Aggregate amount beneficially owned by each reporting person 91,050,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 4.0%
(12)	Type of reporting person (see instructions) PN

SCHEDULE 13G

CUSIP No. 521168104	Page 10 of 18 Pages

(1)	Names of reporting persons SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization CAYMAN ISLAND
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6)

Shared voting power

346,465,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I, 31,139,000 shares are directly held by SCC PRIN I, 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I, and SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

(7) Sole dispositive power 0
(8)

Shared dispositive power

346,465,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I, 31,139,000 shares are directly held by SCC PRIN I, 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I, and SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

(9)	Aggregate amount beneficially owned by each reporting person 346,465,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 15.1%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 521168104	Page 11 of 18 Pages

(1)	Names of reporting persons SNP CHINA ENTERPRISES LIMITED (“SNP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization BRITISH VIRGIN ISLANDS
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6)

Shared voting power

346,465,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I, 31,139,000 shares are directly held by SCC PRIN I, 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I, and SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

(7) Sole dispositive power 0
(8)

Shared dispositive power

346,465,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I, 31,139,000 shares are directly held by SCC PRIN I, 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. SNP is the Director of, and wholly owns, SCC HOLD. SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I, and SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

(9)	Aggregate amount beneficially owned by each reporting person 346,465,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 15.1%
(12)	Type of reporting person (see instructions) OO

SCHEDULE 13G

CUSIP No. 521168104	Page 12 of 18 Pages

(1)	Names of reporting persons NAN PENG SHEN (“NS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization HONG KONG SAR
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 1,300,000 shares issuable upon the exercise of options exercisable within 60 days for December 31, 2011.
(6)

Shared voting power

346,465,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I, 31,139,000 shares are directly held by SCC PRIN I, 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of each of SCC MGMT I and SCCGF MGMT I. SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

(7) Sole dispositive power 1,300,000 shares issuable upon the exercise of options exercisable within 60 days for December 31, 2011.
(8)

Shared dispositive power

346,465,000 shares of which 201,164,000 shares are directly held by SCC I, 23,112,000 shares are directly held by SCC PTRS I, 31,139,000 shares are directly held by SCC PRIN I, 79,429,000 shares are directly held by SCCGF I, 1,879,000 shares are directly held by SCCGF PTRS I and 9,742,000 shares are directly held by SCCGF PRIN I. NS is the Director of SNP, which is the Director of SCC HOLD, which is the General Partner of each of SCC MGMT I and SCCGF MGMT I. SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCC HOLD is wholly owned by SNP, a company wholly owned by NS. NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

(9)	Aggregate amount beneficially owned by each reporting person 347,765,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 15.2%
(12)	Type of reporting person (see instructions) IN

SCHEDULE 13 G

CUSIP No. 521168104	Page 13 of 18 Pages

ITEM 1.

(a)	Name of Issuer: Le Gaga Holdings Limited

(b)	Address of Issuer’s Principal Executive Offices:

Unit 1105

The Metropolis Tower

10 Metropolis Drive

Hung Hom, Kowloon

Hong Kong

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

Sequoia Capital China Management I, L.P.

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

Sequoia Capital China Growth Fund Management I, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Nan Peng Shen

SCC MGMT I is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I. SCCGF MGMT I is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I. SCC HOLD is the General Partner of each of SCC MGMT I and SCCGF MGMT I. SNP is the Director of, and wholly owns, SCC HOLD. NS is the Director of, and wholly owns, SNP.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:

SCC MGMT I, SCC I, SCC PTRS I, SCC PRIN I, SCCGF MGMT I, SCCGF I, SCCGF PTRS I, SCCGF PRIN I, SCC HOLD: Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

(c)	Title of Class of Securities: Ordinary Shares

(d)	CUSIP Number: 521168104

SCHEDULE 13 G

CUSIP No. 521168104	Page 14 of 18 Pages

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SCHEDULE 13 G

CUSIP No. 521168104	Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2012

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

By: Sequoia Capital China Management I, L.P., a Cayman Islands exempted limited partnership General Partner of Each

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

By: Sequoia Capital China Growth Fund Management I, L.P., a Cayman Islands exempted limited partnership General Partner of Each

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SCHEDULE 13G

CUSIP No. 521168104	Page 16 of 18 Pages

Sequoia Capital China Growth Fund Management I, L.P., a Cayman Islands exempted limited partnership

By: SC China Holding Limited, a Cayman Islands limited liability company
Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Holding Limited, a Cayman Islands limited liability company

By:	/s/ Nan Peng Shen
Nan Peng Shen

SNP China Enterprises Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen

SCHEDULE 13 G

CUSIP No. 521168104	Page 17 of 18 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the ordinary shares of Le Gaga Holdings Limited, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 7, 2012

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

By: Sequoia Capital China Management I, L.P., a Cayman Islands exempted limited partnership General Partner of Each

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

By: Sequoia Capital China Growth Fund Management I, L.P., a Cayman Islands exempted limited partnership General Partner of Each

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SCHEDULE 13 G

CUSIP No. 521168104	Page 18 of 18 Pages

Sequoia Capital China Growth Fund Management I, L.P.,

a Cayman Islands exempted limited partnership

By: SC China Holding Limited, a Cayman Islands limited liability company Its General Partner

By:	/s/ Nan Peng Shen
Nan Peng Shen

SC China Holding Limited, a Cayman Islands limited liability company

By:	/s/ Nan Peng Shen
Nan Peng Shen

SNP China Enterprises Limited

By:	/s/ Nan Peng Shen
Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen
Nan Peng Shen